Exhibit 99.2

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release:

FDA Approves Oscient Pharmaceuticals’ FACTIVE® Tablets for Five-Day Treatment of Community-Acquired Pneumonia

— Only fluoroquinolone approved in the U.S. for five-day treatment of both CAP and AECB —

Waltham, MA, May 2, 2007 – The U.S. Food and Drug Administration (FDA) has approved Oscient Pharmaceuticals’ (Nasdaq: OSCI) FACTIVE® (gemifloxacin mesylate) tablets for the five-day treatment of community-acquired pneumonia of mild to moderate severity (CAP). The approved supplemental New Drug Application (sNDA) was based on the results of the Company’s successful Phase III trial in 510 CAP patients comparing a five-day treatment and the originally approved seven-day treatment with FACTIVE 320 mg once-daily. Oscient first launched FACTIVE for the seven-day treatment of CAP and the five-day treatment of acute bacterial exacerbations of chronic bronchitis (AECB) in the fall of 2004. To date, approximately one million patients worldwide have been treated with FACTIVE.

“More and more, research and clinical experience is demonstrating the importance of short courses of potent antibiotic therapy in treating community-acquired pneumonia, as recommended in the CAP treatment guidelines from the Infectious Diseases Society of America and the American Thoracic Society,” stated Thomas File, M.D., Professor of Internal Medicine and Head of the Infectious Disease Section, Northeastern Ohio Universities College of Medicine and an investigator in the five-day CAP clinical trial. “The availability of five-day FACTIVE for CAP will allow patients access to effective short course therapy that may improve patient convenience while potentially lowering the risk for bacterial resistance and adverse events.”

“A key goal for Oscient has been to pursue short course therapy with FACTIVE in all of our licensed territories and FACTIVE is now the only fluoroquinolone approved in the U.S. for the five-day treatment of both AECB and CAP,” stated Steven M. Rauscher, President and Chief Executive Officer. “With this approval, physicians now have access to an important option for treating lower respiratory tract infections with a convenient, short course treatment regimen.”

According to the new label, FACTIVE is approved for the five-day treatment of CAP caused by Streptococcus pneumoniae, Haemophilus influenzae, Mycoplasma pneumoniae or Chlamydia pneumoniae. FACTIVE remains approved for the treatment of CAP caused by multi-drug resistant Streptococcus pneumoniae, Klebsiella pneumoniae or Moraxella catarrhalis with a duration of therapy of seven days. The clinical trial comparing the five-day and seven-day course of treatment yielded strong clinical response rates at follow-up (the primary endpoint) in the per protocol group: 95% in the five-day arm and 92% in the seven-day arm. Community-acquired pneumonia is a common and serious illness in the United States with an estimated four to five million cases per year, one million of which occur in patients over the age of 65. CAP cases result in approximately 10 million physician visits and as many as one million hospitalizations annually. FACTIVE is also approved for the five-day treatment of AECB due to Streptococcus pneumoniae, Haemophilus influenzae, Haemophilus parainfluenzae, or Moraxella catarrhalis.

Five-Day CAP Approval

May 2, 2007

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage biopharmaceutical company marketing two FDA-approved products through its national primary care sales force. ANTARA® (fenofibrate) capsules is FDA-approved for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE® (gemifloxacin mesylate) tablets is an antibiotic FDA-approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient also has a novel, late-stage antibiotic candidate, Ramoplanin, under investigation for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA, please see the full prescribing information available at www.antararx.com.

Important Safety Information about FACTIVE Tablets

In clinical trials, the most common (more than 2% incidence) side effects reported in patients receiving FACTIVE versus comparators were diarrhea (5.0% vs. 6.2%), rash (3.5% vs. 1.1%), nausea (3.7% vs. 4.5%), headache (4.2% vs. 5.2%), abdominal pain (2.2% vs. 2.2%), vomiting (1.6% vs. 2.0%), and dizziness (1.7% vs. 2.6%). In clinical trials, drug-related rash was reported in 2.7% of patients receiving gemifloxacin and was more commonly observed in patients less than 40 years of age, especially females. The incidence of rash increases with treatment longer than the maximum-labeled duration of 7 days. In clinical trials, the discontinuation rate due to drug-related adverse events was similar for FACTIVE tablets and comparators (2.2% versus 2.1%, respectively).

FACTIVE is contraindicated in patients with a history of hypersensitivity to gemifloxacin, fluoroquinolone antibiotic agents, or any of the product components. Patients receiving marketed fluoroquinolones have reported serious and occasionally fatal hypersensitivity and/or anaphylactic reactions, peripheral neuropathy, antibiotic-associated colitis and tendon ruptures. FACTIVE should be discontinued immediately at the first sign of any of these events.

Fluoroquinolones may prolong the QT interval in some patients. FACTIVE should be avoided in patients with a history of prolongation of the QTc interval, patients with uncorrected electrolyte disorders (hypokalemia or hypomagnesemia), and patients receiving Class IA or Class III antiarrhythmic agents. In clinical studies with gemifloxacin, CNS effects have been reported infrequently. As with other fluoroquinolones, FACTIVE should be used with caution in patients with known or suspected CNS diseases. If CNS reactions occur, FACTIVE should be discontinued and appropriate measures instituted.

No significant drug-drug interactions were seen with theophylline, digoxin, oral contraceptives, cimetidine, omeprazole, and warfarin, although patients receiving a fluoroquinolone concomitantly with warfarin should be monitored closely. Drug-drug interactions include probenicid, sucralfate, antacids containing aluminum or magnesium, iron, multivitamins containing metal cations, and didanosine. The safety and effectiveness of FACTIVE in children, adolescents (less than 18 years of age), pregnant women, and lactating women have not been established. For complete safety and efficacy information, please see the full prescribing information available at www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) whether a short course of therapy may improve patient convenience, lower the risk for bacterial resistance or adverse events, and (ii) obtaining short course of therapies for FACTIVE in our licensed territories. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (b) whether our partners in ex-US territories will be able to obtain approval for FACTIVE and/or expand the indications for which FACTIVE is approved;

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Five-Day CAP Approval

May 2, 2007

(c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; (d) delays by the FDA; and (e) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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